Exhibit 99.1

Polypore International, Inc. The Gibson Building 11430 N. Community House Rd, Suite 350 Charlotte, NC 28277
Tel: (704) 587-8886 investorrelations@polypore.net www.polypore.net

PRESS RELEASE

Polypore Reports First Quarter 2012 Results

CHARLOTTE, NC — May 2, 2012 — Polypore International, Inc. (NYSE: PPO) today reported its financial results for the first quarter ended March 31, 2012.

For the first quarter:

•                  Sales were $173.7 million compared with $185.7 million in the prior-year period. Excluding the effect of foreign currency translation, sales decreased $8.9 million, or 5%.

•                  Segment Operating Income was $42.0 million compared with $50.2 million in the prior-year period. A table showing the reconciliation of Segment Operating Income to income before income taxes is included in this release.

•                  Adjusted Net Income and Adjusted EPS were $22.3 million and $0.47 per diluted share, compared with $27.9 million and $0.60 per diluted share in the prior-year period.  Net income was $18.8 million and $0.40 per diluted share, compared with $25.7 million and $0.55 per diluted share in the prior-year period.  A table showing the reconciliation of Adjusted Net Income and Adjusted EPS to U.S. GAAP amounts is included in this release.

“Results in the quarter were consistent with the outlook we discussed in February. We expect second quarter results in the lithium separator business to be similar to first quarter, turning stronger as we move into the second half of the year. Additionally, in the second quarter, we expect sequential improvement in our other businesses,” said Robert B. Toth, President and Chief Executive Officer. “While we are not satisfied with current results, the long-term trends in all of our businesses remain positive and we are confident in the investments we have made to drive growth.”

Adjusted EBITDA

Adjusted EBITDA was $55.7 million in the first quarter of 2012, compared with $62.4 million in the first quarter of 2011. For the twelve months ended March 31, 2012, Adjusted EBITDA was $244.2 million. Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), as defined in Polypore’s senior secured credit agreement, is reconciled to net income in the attached table.

Energy Storage Business

Transportation and Industrial Segment

•                  Sales of lead-acid battery separators were $86.2 million, compared with $94.5 million in the prior-year quarter. Excluding the negative effect of foreign currency translation, sales decreased $6.8 million, or 7%. The decrease was due primarily to the previously disclosed effect of unseasonably warm winter weather experienced in North America and Europe, which impacted replacement battery sales.

•                  Segment Operating Income was $20.0 million and 23% of sales, compared with $25.8 million and 27% of sales for the prior-year quarter, as a result of lower sales and the costs associated with our capacity investments in China and Thailand.

Electronics and Electric Drive Vehicles (“EDVs”) Segment

•                  Sales of lithium battery separators were $42.4 million compared with $42.1 million in the prior-year quarter. The sequential decline compared with the fourth quarter of 2011 was due to the previously disclosed impact from production schedule changes associated with two EDV customers.

•                  Segment Operating Income was $16.8 million and 40% of sales, compared with $18.4 million and 44% of sales for the prior-year quarter. The decrease was due to growth investments associated with new capacity, including an additional $1.3 million of non-cash depreciation expense.

Separations Media Segment

Sales were $45.1 million compared with $49.1 million in the prior-year quarter. Excluding the negative effect of foreign currency translation, sales decreased $2.4 million, or 5%.

•                  Sales of healthcare products were $27.5 million compared with $30.5 million in the prior-year quarter. As expected, the decline was associated primarily with customer production timing differences in 2012 compared with 2011, as well as the negative effect of foreign currency translation.

•                  Sales of filtration and specialty products were $17.6 million compared with $18.6 million in the prior-year quarter, including the negative effect of foreign currency translation.

•                  Segment Operating Income was $13.9 million and 31% of sales compared with $16.4 million and 33% of sales in the prior-year quarter. The decline was primarily due to lower sales volumes and the incremental costs associated with the recently added capacity for PUREMA® hemodialysis membranes.

Outlook

“We’re at the front end of substantial long-term trends that we expect to drive global demand for our products. We have a strong portfolio of businesses, as well as a step-change growth opportunity in Electric Drive Vehicles, where we have the preferred technology and an early leadership position,” Toth added. “Based on updated customer forecasts and production schedules, we expect full-year growth in sales and earnings, with most of that occurring in the second half of the year. We are well-positioned and remain confident in the long-term growth potential of our business.”

Conference Call

Polypore International, Inc. will hold a conference call to discuss the Company’s first quarter 2012 financial results and business outlook today, Wednesday May 2, 2012, at 4:45 p.m. Eastern time. The number to call for this interactive teleconference is (719) 457-2646. Enter code 8118404. A replay of the conference call will be available through May 9, 2012, via telephone at (719) 457-0820. Enter code 8118404. The call will also be webcast live and archived for 30 days in the Investor Relations section of the Company’s website at http://investor.polypore.net/.

In addition, the Company filed a Current Report on Form 8-K with the Securities and Exchange Commission with Supplemental Financial Information that is located on the Company’s website.

CONTACT:

Polypore International, Inc.
Investor Relations
(704) 587-8886
investorrelations@polypore.net

Non-GAAP Supplemental Information

Adjusted EBITDA, Adjusted Net Income and Adjusted EPS (earnings per share) are non-GAAP financial measures presented in this press release as supplemental disclosures to net income and reported results.  Adjusted EBITDA is defined in our credit agreement and represents earnings before interest, taxes, depreciation and amortization and certain non-operating items, stock-based compensation and other non-cash or non-recurring charges.

We define Adjusted Net Income as income from continuing operations excluding certain items.  We define Adjusted EPS as Adjusted Net Income divided by the number of diluted shares of common stock outstanding.  The adjustments used in calculating Adjusted Net Income and Adjusted EPS are consistent with the adjustments used in calculating Adjusted EBITDA, as defined in our credit agreement.

For more information regarding the computation of Adjusted EBITDA, Adjusted Net Income and Adjusted EPS, the reconciliation of Adjusted EBITDA to net income, Adjusted Net Income to net income and Adjusted EPS to earnings per share, please see the attached financial tables.

We present these non-GAAP financial measures because we believe that they are useful indicators of our operating performance and facilitate the comparison of results between periods.  Adjusted EBITDA is a measure used in our credit agreement to determine the availability of borrowings under our revolving credit facility.  We also use Adjusted EBITDA to review and assess our operating performance in connection with employee incentive programs and the preparation of our annual budget and financial projections.  Adjusted Net Income and Adjusted EPS exclude amounts we do not consider part of our ongoing operating results when assessing performance and are calculated consistent with the calculation of Adjusted EBITDA.

Adjusted EBITDA, Adjusted Net Income and Adjusted EPS are not measurements of financial performance under GAAP and such financial measures should not be considered as an alternative to net income, cash flows from operating activities or other measures of performance determined in accordance with GAAP.  In addition, our calculation of these non-GAAP financial measures may not be comparable to the calculation of similarly titled measures reported by other companies.

Forward-Looking Statements

This release contains statements that are forward-looking in nature. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include the following: the highly competitive nature of the markets in which we sell our products; the failure to continue to develop innovative products; the loss of our customers; the vertical integration by our customers of the production of our products into their own manufacturing process; increases in prices for raw materials or the loss of key supplier contracts; our substantial indebtedness; interest rate risk related to our variable rate indebtedness; our inability to generate cash; restrictions related to the senior secured credit agreement; employee slowdowns, strikes or similar actions; product liability claims exposure; risks in connection with our operations outside the United States, including compliance with applicable anti-corruption laws; the incurrence of substantial costs to comply with, or as a result of violations of, or liabilities under, environmental laws; the failure to protect our intellectual property; the loss of senior management; the incurrence of additional debt, contingent liabilities and expenses in connection with future acquisitions; the failure to effectively integrate newly acquired operations; the absence of expected returns from the intangible assets we have recorded; the adverse impact from legal proceedings on our financial condition; and natural disasters, epidemics, terrorist acts and other events beyond our control. Additional information concerning these and other important factors can be found in Item 1A. “Risk Factors” of our most recent Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this press release. Polypore expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Polypore’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Polypore International, Inc.

Condensed consolidated statements of income

(unaudited)

(in millions, except per share data)

	Three Months Ended
	March 31, 2012	April 2, 2011
Net sales	$173.7	$185.7
Cost of goods sold	102.7	106.2
Gross profit	71.0	79.5
Selling, general and administrative expenses	33.9	30.6
Operating income	37.1	48.9
Other (income) expense:
Interest expense, net	8.8	8.9
Foreign currency and other	0.4	1.6
	9.2	10.5
Income before income taxes	27.9	38.4
Income taxes	9.1	12.7
Net income	$18.8	$25.7

Net income per share - basic	$0.40	$0.56

Net income per share - diluted	$0.40	$0.55

Weighted average shares outstanding - basic	46,497,701	45,685,520
Weighted average shares outstanding - diluted	47,215,006	46,797,646

Polypore International, Inc.

Condensed consolidated balance sheets

(in millions)

	March 31, 2012	December 31, 2011 (a)
Assets:
Cash and cash equivalents	$79.0	$92.6
Accounts receivable, net	120.0	134.0
Inventories	107.3	90.4
Other	26.6	24.8
Current assets	332.9	341.8

Property, plant and equipment, net	571.5	527.8
Goodwill	469.3	469.3
Intangibles and loan acquisition costs, net	129.2	133.6
Other	7.8	9.4
Total assets	$1,510.7	$1,481.9

Liabilities and shareholders’ equity:
Accounts payable and accrued liabilities	$87.6	$96.2
Income taxes payable	3.3	5.9
Current portion of debt	3.7	3.7
Current liabilities	94.6	105.8

Debt, less current portion	706.2	705.8
Other	178.6	170.9
Shareholders’ equity	531.3	499.4
Total liabilities and shareholders’ equity	$1,510.7	$1,481.9

(a) Derived from audited consolidated financial statements.

Polypore International, Inc.

Condensed consolidated statements of cash flows

(unaudited, in millions)

	Three Months Ended
	March 31, 2012	April 2, 2011
Operating activities:
Net income	$18.8	$25.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	13.5	12.1
Stock-based compensation	4.3	1.0
Deferred income taxes	4.1	6.8
Other	2.0	2.5
Changes in operating assets and liabilities	(12.5)	(10.0)
Net cash provided by operating activities	30.2	38.1
Investing activities:
Purchases of property, plant and equipment, net	(45.4)	(29.7)
Net cash used in investing activities	(45.4)	(29.7)
Financing activities:
Principal payments on debt	(0.9)	(1.7)
Proceeds from stock option exercises	0.3	2.3
Payments for loan acquisition costs	—	(0.3)
Net cash provided by (used in) financing activities	(0.6)	0.3
Effect of exchange rate changes on cash and cash equivalents	2.2	4.2
Net increase (decrease) in cash and cash equivalents	(13.6)	12.9
Cash and cash equivalents at beginning of period	92.6	90.0
Cash and cash equivalents at end of period	$79.0	$102.9

Polypore International, Inc.

Supplemental Information

Reconciliation of Adjusted EBITDA

(unaudited, in millions)

	Three Months Ended		Twelve Months Ended
	March 31, 2012	April 2, 2011	March 31, 2012	April 2, 2011
Net income	$18.8	$25.7	$98.3	$71.7
Add:
Depreciation and amortization expense	13.5	12.1	52.8	47.8
Interest expense, net	8.8	8.9	34.3	43.4
Income taxes	9.1	12.7	48.2	33.1
EBITDA	50.2	59.4	233.6	196.0
Adjustments:
Stock-based compensation	4.3	1.0	12.6	2.8
Foreign currency (gain) loss	0.6	1.7	(3.0)	1.4
Loss on disposal of property, plant and equipment	0.3	0.2	0.5	1.3
Costs related to the FTC litigation	0.2	0.3	0.4	1.0
Business restructuring	—	—	—	(1.3)
Costs related to purchase of 8.75% senior subordinated notes	—	—	—	2.3
Other non-cash or non-recurring items	0.1	(0.2)	0.1	(0.3)
Adjusted EBITDA	$55.7	$62.4	$244.2	$203.2

Polypore International, Inc.

Supplemental Information

Reconciliation of Adjusted Net Income and Adjusted EPS

(unaudited)

(in millions, except per share data)

	Three Months Ended
	March 31, 2012	April 2, 2011
Net income	$18.8	$25.7
Adjustments:
Stock-based compensation	4.3	1.0
Foreign currency loss	0.6	1.7
Loss on disposal of property, plant and equipment	0.3	0.2
Costs related to the FTC litigation	0.2	0.3
Other non-cash or non-recurring items	0.1	(0.2)
Impact of adjustments on income taxes	(2.0)	(0.8)
Adjusted net income	$22.3	$27.9

Net income per share - diluted	$0.40	$0.55
Impact of adjustments on net income per share	0.07	0.05
Adjusted earnings per share - diluted	$0.47	$0.60

Weighted average shares outstanding - diluted	47,215,006	46,797,646

Polypore International, Inc.

Supplemental Information

Reconciliation of Segment Operating Income to Income Before Income Taxes

(unaudited, in millions)

	Three Months Ended
	March 31, 2012	April 2, 2011
Operating income:
Electronics and EDVs	$16.8	$18.4
Transportation and industrial	20.0	25.8
Energy storage	36.8	44.2
Separations media	13.9	16.4
Corporate and other	(8.7)	(10.4)
Segment operating income	42.0	50.2
Stock-based compensation	4.3	1.0
Non-recurring and other costs	0.6	0.3
Total operating income	37.1	48.9
Reconciling items:
Interest expense, net	8.8	8.9
Foreign currency and other	0.4	1.6
Income before income taxes	$27.9	$38.4